EXHIBIT 99.2

SUPERCHARGING THE UN-CARRIER®

INVESTOR FACTBOOK Q4 2020

2

3	Highlights
4	Customer Metrics
7	Financial Metrics
13	Capital Structure
14	5G Network Leadership
15	Merger & Integration
16	Guidance
17	Contacts
18	Financial and Operational Tables

Unless otherwise noted, historical results for T-Mobile from the close of the merger (“Merger”) with Sprint Corporation (“Sprint”) on April 1, 2020 reflect the Merger transactions and are inclusive of the results and operations of Sprint, while historical results prior to April 1, 2020 do not reflect the Merger transactions and are inclusive of the results and operations of stand-alone T-Mobile only. As such, the year-over-year changes may not be meaningful as further detailed in this Investor Factbook.

3
T-Mobile Caps Best Year Ever in 2020 with Strong Q4 Results, Is the Only National Wireless Provider to Beat Expectations on BOTH Customer Growth and Profitability

Industry-Leading Customer Growth
•Total net additions of 1.7 million in Q4 2020, best in industry — 5.6 million in full-year 2020, best in industry and highest in four years
•Postpaid net additions of 1.6 million in Q4 2020, best in industry — 5.5 million in full-year 2020, best in industry and most in company history
•Postpaid phone net additions of 824 thousand in Q4 2020, best in industry — 2.2 million in full-year 2020, best in industry
Strong Financial Results
•Total revenues of $20.3 billion in Q4 2020 — $68.4 billion in full-year 2020
•Net income of $750 million in Q4 2020 — $3.1 billion in full-year 2020
•Adjusted EBITDA(1) of $6.7 billion in Q4 2020 — $24.6 billion in full-year 2020
•Net cash provided by operating activities of $3.5 billion in Q4 2020 — $8.6 billion in full-year 2020
•Free Cash Flow, excluding gross payments for the settlement of interest rate swaps(1) of $476 million in Q4 2020 — $3.0 billion in full-year 2020
Merger Synergies and Customer Migrations Ahead of Schedule
•Delivered $1.3 billion of synergies in full-year 2020, exceeding guidance
•25 percent of Sprint postpaid customer traffic has already been moved over to the T-Mobile network and more than 4 million customer network migrations have been completed
Largest 5G Network in America is Now the Fastest Too
•Extended Range 5G covers 280 million people across 1.6 million square miles, nearly 4x more than Verizon and nearly 2.5x more than AT&T
•Ultra Capacity 5G covers 106 million people, over 50x more than Verizon's 5G Ultra Wideband, and expect to cover 200 million people nationwide by the end of 2021
•Fastest 5G speeds based on recent data from Opensignal and umlaut (formerly P3)
Strong 2021 Outlook and Analyst Day Coming After Auction 107
•Expect growth in postpaid customers, Core Adjusted EBITDA(1), Net cash provided by operating activities, and Free Cash Flow(1) in 2021
•Updated merger synergies, medium and long-term guidance, and a strategic overview of the business to be provided at Analyst Day following the expected end of the FCC quiet period for Auction 107

“These results show that we’re pulling way ahead of the pack on what matters - overall 5G network performance - and executing to stay ahead. And customers are noticing. 2020 was quite simply our best year yet, with our highest EVER total postpaid net additions of 5.5 million. Our team delivered - leading the industry on customer growth, while being the ONLY major player to grow profitability as well, with our synergy-backed business model. The best team, the best assets, the best 5G network. We’re positioned to create enormous value. I like the hand we’re holding!”

Mike Sievert, CEO
(1)Adjusted EBITDA, Core Adjusted EBITDA and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures, to the extent applicable, are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

4
Total Postpaid Net Additions
(in thousands)

Postpaid phone net customer additions were 824 thousand in Q4 2020, compared to 689 thousand in Q3 2020 and 1.0 million in Q4 2019.
▪Sequentially, the increase was primarily due to higher gross customer additions driven by seasonality and promotions, partially offset by a seasonal increase in churn.
▪Year-over-year, the decrease was primarily due to higher churn from customers acquired in the Merger, in addition to lower switching activity in the industry resulting from reduced store traffic arising from the COVID-19 pandemic (the “Pandemic”).
Postpaid other net customer additions were 794 thousand in Q4 2020, compared to 1.3 million in Q3 2020 and 313 thousand in Q4 2019.
▪Sequentially, the decrease was primarily due to lower growth in the public and educational sector compared to Q3 2020.
▪Year-over-year, the increase was primarily due to higher gross additions in the public and educational sector.
Postpaid net customer additions were 1.6 million in Q4 2020, compared to 2.0 million in Q3 2020 and 1.3 million in Q4 2019.
The postpaid upgrade rate was approximately 5.7% in Q4 2020, compared to 4.3% in Q3 2020 and 5.6% in Q4 2019.

Postpaid phone churn was 1.03% in Q4 2020, up 13 basis points from 0.90% in Q3 2020 and essentially flat compared to 1.01% in Q4 2019.
▪Sequentially, the increase was primarily due to seasonally higher switching activity.
▪Year-over-year, postpaid phone churn was essentially flat, as an increase in churn from the inclusion of the customers acquired in the Merger was offset by lower switching activity in the industry arising from the Pandemic.

Postpaid Phone Churn

5
Postpaid Phone ARPU

Postpaid phone ARPU was $47.86 in Q4 2020, down 1.4% from $48.55 in Q3 2020 and up 4.5% from $45.79 in Q4 2019.
▪Sequentially, the decrease was primarily due to a seasonal increase in our promotions and an increase in average customers per account.
▪Year-over-year, the increase was primarily due to the net impact of higher ARPU customers acquired in the Merger and higher premium service revenues, partially offset by an increase in our promotional activities.

Total postpaid accounts were 25.8 million at the end of Q4 2020, compared to 25.6 million at the end of Q3 2020 and 15.0 million at the end of Q4 2019.
Postpaid ARPA was $133.08 in Q4 2020, essentially flat compared to $133.03 in Q3 2020 and up 2.1% compared to $130.39 in Q4 2019.
▪Sequentially, postpaid ARPA was essentially flat as an increase in average customers per account was offset by a seasonal increase in our promotional activities.
▪Year-over-year, the increase was primarily due to an increase in average customers per account, including further penetration in connected devices, and higher premium service revenues, partially offset by an increase in our promotional activities.

Postpaid Accounts & Postpaid ARPA
(Accounts in thousands)

6
Total Prepaid Net Additions (losses)
(in thousands)

Prepaid net customer additions were 84 thousand in Q4 2020, compared to net additions of 56 thousand in Q3 2020 and net additions of 77 thousand in Q4 2019.
▪Sequentially, the increase was primarily due to seasonally higher promotional activity, partially offset by higher migrations to postpaid plans.
▪Year-over-year was relatively flat with lower churn offset by reduced gross additions due to lower switching activity in the industry as a result of the Pandemic.
▪Migrations to postpaid plans reduced prepaid net customer additions in Q4 2020 by approximately 165 thousand, up from 130 thousand in Q3 2020 and 160 thousand in Q4 2019.
Prepaid churn was 2.92% in Q4 2020, compared to 2.86% in Q3 2020 and 3.97% in Q4 2019.
▪Sequentially, the slight increase was primarily due to seasonally higher switching activity.
▪Year-over year, the decrease was primarily due to lower switching activity in the industry due to the Pandemic.
Prepaid ARPU was $38.08 in Q4 2020, down 1.1% from $38.49 in Q3 2020 and down 1.2% from $38.54 in Q4 2019.
▪Sequentially and year-over-year, the decrease was primarily due to promotional activities.

Total net customer additions were 1.7 million in Q4 2020, compared to 2.0 million in Q3 2020 and 1.4 million in Q4 2019.
Total customers were 102.1 million at the end of Q4 2020, compared to 100.4 million at the end of Q3 2020 and 67.9 million at the end of Q4 2019.
Total devices sold or leased were 11.7 million units in Q4 2020, compared to 11.4 million units in Q3 2020 and 9.1 million units in Q4 2019.
▪Total phones sold or leased were 10.1 million units in Q4 2020, compared to 9.2 million units in Q3 2020 and 8.3 million units in Q4 2019.
▪Mobile broadband and IoT devices sold or leased were 1.6 million units in Q4 2020, compared to 2.2 million units in Q3 2020 and 838 thousand units in Q4 2019.
Total Customers
(in thousands)

7
Service Revenues
($ in millions)

Service revenues were $14.2 billion in Q4 2020, up slightly from $14.1 billion in Q3 2020 and up 60% from $8.9 billion in Q4 2019.
▪Sequentially, Postpaid service revenues increased slightly, primarily driven by higher average postpaid customers, mostly offset by lower postpaid phone ARPU.
▪Year-over-year, the increase was primarily due to an increase in Postpaid service revenues, largely driven by customers acquired in the Merger and continued growth in existing and new markets, an increase in Wholesale revenues primarily driven by our Master Network Service Agreement with DISH, which went into effect on July 1, 2020, and higher Roaming and other service revenues, primarily from the inclusion of wireline operations acquired in the Merger.

Equipment revenues were $6.0 billion in Q4 2020, up 21% from $5.0 billion in Q3 2020 and up 108% from $2.9 billion in Q4 2019. Lease revenues included in equipment revenues were $1.2 billion in Q4 2020 compared to $1.4 billion in Q3 2020 and $153 million in Q4 2019.
▪Sequentially, the increase was primarily due to:
▪Higher average revenue per device sold, excluding purchased leased devices and devices sold through educational programs, driven by an increase in the high-end device mix, partially offset by increased promotional activities;
▪An increase in the number of devices sold, driven by seasonality and iconic device launches; and
▪A continued shift in device financing from leasing to equipment installment plans.
▪Year-over-year, the increase was primarily due to:
▪Higher average revenue per device sold, excluding purchased leased devices and devices sold through educational programs, primarily due to an increase in the high-end device mix primarily driven by a larger postpaid customer base as a result of the Merger and iconic device launches, which were partially offset by increased promotional activities;
▪An increase in the number of devices sold primarily due to an increased customer base as the result of the Merger; and
▪An increase in lease revenues due to a higher number of customer devices under leases acquired in the Merger.
Equipment Revenues
($ in millions)

Total revenues were $20.3 billion in Q4 2020, up 6% from $19.3 billion in Q3 2020 and up 71% from $11.9 billion in Q4 2019.

8
Cost of Services, exclusive of D&A
($ in millions, % of Service revs excl. Merger-related costs)

Cost of services, exclusive of depreciation and amortization (D&A), was $3.8 billion in Q4 2020, up 15% from $3.3 billion in Q3 2020 and up 126% from $1.7 billion in Q4 2019.
▪Sequentially, the increase was primarily due to Merger-related costs and higher lease expenses related to a new tower master lease agreement.
▪Year-over-year, the increase was primarily due to an increase in expenses associated with leases, backhaul agreements and other network expenses acquired in the Merger, higher lease expenses related to a new tower master lease agreement and the continued build-out of our nationwide 5G network.
▪Merger-related costs primarily related to network decommissioning and integration were $527 million in Q4 2020 compared to $79 million in Q3 2020 and $0 in Q4 2019.
▪As a percentage of Service revenues, Cost of Services, exclusive of D&A, and excluding Merger-related costs, increased by 40 basis points sequentially, primarily driven by network build-out, and increased by 420 basis points year-over-year.

Cost of equipment sales, exclusive of D&A, was $5.8 billion in Q4 2020, up 33% from $4.4 billion in Q3 2020 and up 66% from $3.5 billion in Q4 2019.
▪Sequentially, the increase was primarily due to:
▪Higher average cost per device sold, excluding purchased leased devices and devices sold through educational programs, driven by an increase in the high-end device mix;
▪An increase in number of devices sold driven by seasonality and iconic device launches; and
▪A continued shift in device financing from leasing to equipment installment plans.
▪Year-over-year, the increase was primarily due to:
▪An increase in the number of devices sold primarily due to an increased customer base as a result of the Merger; and
▪A higher average cost per device sold, excluding purchased leased devices and devices sold through educational programs, primarily due to an increase in the high-end device mix primarily driven by a larger postpaid customer base as a result of the Merger and iconic device launches.
Cost of Equipment Sales, exclusive of D&A
($ in millions, % of Equipment Revs)

9
Selling, General and Administrative (SG&A) Expense
($ in millions, % of Service revs excl. Merger-related and COVID-19-related costs)
Selling, general and administrative (SG&A) expense was $4.8 billion in Q4 2020, down 2% from $4.9 billion in Q3 2020 and up 30% from $3.7 billion in Q4 2019.
▪Sequentially, the decrease was primarily driven by lower Merger-related costs, business taxes and employee-related costs.
▪Year-over-year, the increase was primarily due to the Merger including higher employee-related costs, external labor and professional services, and commissions expense.
▪Merger-related costs were $153 million in Q4 2020 compared to $209 million in Q3 2020 and $126 million in Q4 2019.
▪As a percentage of Service revenues, SG&A expense, excluding Merger-related and COVID-19-related costs, decreased 50 basis points sequentially and decreased 740 basis points year-over-year.

▪Total bad debt expense and losses from sales of receivables (reported within SG&A expense) was $112 million in Q4 2020, compared to $125 million in Q3 2020 and $128 million in Q4 2019. As a percentage of Total revenues, total bad debt expense and losses from sales of receivables was 0.55% in Q4 2020, compared to 0.65% in Q3 2020 and 1.07% in Q4 2019.

D&A was $4.2 billion in Q4 2020, up 2% from $4.2 billion in Q3 2020 and up 138% from $1.8 billion in Q4 2019. This includes D&A related to leased devices of $982 million in Q4 2020, compared to $1.0 billion in Q3 2020 and $126 million in Q4 2019.
▪Sequentially, the increase was primarily driven by higher depreciation expense from the continued build-out of our nationwide 5G network.
▪Year-over-year, the increase was primarily due to higher depreciation expense from assets acquired in the Merger, excluding leased devices, and expansion from the continued build-out of our nationwide 5G network, higher depreciation expense on leased devices resulting from a higher total number of customer devices under lease primarily from customers acquired in the Merger, and higher amortization from intangible assets acquired in the Merger.

Depreciation & Amortization
($ in millions, % of Total Revs)

$4,064
$4,150
$4,219
$946
$1,000
$982
$3,118
$3,150
$3,237
$1,776
$1,718
$126
$163
$1,650
$1,555
15.0%
15.5%
23.0%
21.5%
20.7%
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Non-lease Related
Lease Related
% of Total Rev

10
Net Income
($ in millions)

Diluted Earnings Per Share (Diluted EPS)

Net income was $750 million in Q4 2020, down 40% from $1.3 billion in Q3 2020 and essentially flat from $751 million in Q4 2019. Diluted EPS was $0.60 in Q4 2020, down from $1.00 in Q3 2020 and down from $0.87 in Q4 2019.
▪Sequentially, the decrease in Net income and diluted EPS was primarily due to higher Cost of equipment sales and Cost of services, partially offset by higher Equipment revenues and lower Income tax expense.
▪Year-over-year, Net income was essentially flat. Higher D&A, Cost of equipment sales, Cost of services, SG&A and interest expense were offset by higher Service and Equipment revenues. The decrease in diluted EPS was also impacted by an increase in outstanding shares as the result of the Merger.
▪Net income and diluted EPS, respectively, were impacted by Merger-related costs, net of tax, for Q4 2020 of $506 million and $0.40, compared to $208 million and $0.17 in Q3 2020 and $105 million and $0.12 in Q4 2019.
▪Net income margin was 5.3% in Q4 2020, compared to 8.9% in Q3 2020 and 8.5% in Q4 2019. Net income margin is calculated as Net income divided by Service revenues.

11
Adjusted EBITDA
($ in millions, % of Service Revs)
Adjusted EBITDA was $6.7 billion in Q4 2020, down 5% from $7.1 billion in Q3 2020 and up 108% from $3.2 billion in Q4 2019.
▪Sequentially, the decrease was primarily due to higher Cost of equipment sales and Cost of services, excluding Merger-related costs, partially offset by higher Equipment revenues and lower SG&A expenses, excluding Merger-related costs.
▪Year-over-year, the increase was primarily due to higher Service and Equipment revenues, partially offset by higher Cost of equipment sales, higher Cost of services, excluding Merger-related costs, and higher SG&A expense, excluding Merger-related costs.
▪Adjusted EBITDA excludes Merger-related costs of $686 million in Q4 2020 compared to $288 million in Q3 2020 and $126 million in Q4 2019.
▪Adjusted EBITDA margin was 47.6% in Q4 2020, compared to 50.4% in Q3 2020 and 36.6% in Q4 2019.

Net cash provided by operating activities was $3.5 billion in Q4 2020, compared to $2.8 billion in Q3 2020 and $1.5 billion in Q4 2019.
▪Sequentially, the increase was primarily due to a decrease in net cash outflows from changes in working capital, partially offset by lower Net income, excluding non-cash income and expenses. The change in working capital was primarily due to lower use of cash from Accounts payable and accrued liabilities and Accounts receivable, partially offset by higher use of cash from Equipment installment plan receivables.
▪Year-over-year, the increase was primarily due to higher Net income, excluding non-cash income and expenses, partially offset by an increase in net cash outflows from changes in working capital. The change in working capital was primarily due to higher use of cash from Equipment installment plan receivables, partially offset by lower use of cash from Accounts receivable.
▪The impact of payments for Merger-related costs on Net cash provided by operating activities was $583 million in Q4 2020 compared to $379 million in Q3 2020 and $133 million in Q4 2019.
Net Cash Provided by Operating Activities
($ in millions)

12
Cash Purchases of Property and Equipment
($ in millions, % of Service Revenues)

Cash purchases of property and equipment were $3.8 billion in Q4 2020, compared to $3.2 billion in Q3 2020 and $1.2 billion in Q4 2019. Capitalized interest included in cash purchases of property and equipment was $101 million in Q4 2020, compared to $108 million in Q3 2020 and $112 million in Q4 2019.
▪Sequentially and year-over-year, the increase was primarily driven by network integration related to the Merger and the continued build-out of our nationwide 5G network.

Free Cash Flow, excluding gross payments for the settlement of interest rate swaps related to Merger financing, was $476 million in Q4 2020, compared to $352 million in Q3 2020 and $1.4 billion in Q4 2019.
▪Sequentially, the increase was primarily due to higher Net cash provided by operating activities, partially offset by higher cash purchases of property and equipment, including capitalized interest.
▪Year-over-year, the decrease was primarily due to higher cash purchases of property and equipment, including capitalized interest, partially offset by higher Net cash provided by operating activities.
▪The impact of payments for Merger-related costs on Free Cash Flow, excluding gross payments for the settlement of interest rate swaps related to Merger financing, was $583 million in Q4 2020 compared to $379 million in Q3 2020 and $133 million in Q4 2019.

Free Cash Flow, Excluding Gross Payments for the Settlement of Interest Rate Swaps
($ in millions)

13
Net Debt (Excluding Tower Obligations) & Net Debt to LTM Pro Forma Adj. EBITDA Ratio
($ in billions)
Total debt, excluding tower obligations, at the end of Q4 2020 was $73.6 billion.
Net debt, excluding tower obligations, at the end of Q4 2020 was $63.2 billion.
▪The ratio of net debt, excluding tower obligations, to Pro Forma Adjusted EBITDA for the trailing last twelve months (“LTM”) period was 2.3x at the end of Q4 2020 compared to 2.3x at the end of Q3 2020.
▪Since closing the Merger on April 1, 2020, we have issued approximately $39 billion of debt ($36.0 billion of secured debt and $3.0 billion of unsecured high yield debt) at an average interest rate of approximately 3.47%, excluding amortization of the costs for the settlement of interest rate swaps, and an average tenor of approximately 13.8 years.
▪Since closing the Merger on April 1, 2020, we utilized these proceeds to retire approximately $28 billion of debt, including Sprint debt repaid at close, which allowed us to double the average maturity of our debt portfolio from 4.3 years to 9.0 years, and lower the average cost of debt from approximately 5.7% to approximately 5.0%, excluding amortization of the costs for the settlement of interest rate swaps.

Financing activity since the close of Q3 2020 includes:
▪On October 6, we issued Senior Secured Notes in an aggregate amount of $4.0 billion;
▪On October 9, we repaid our $4.0 billion New Secured Term Loan Facility;
▪On October 28, we issued Senior Secured Notes in an aggregate amount of $4.75 billion;
▪On October 30, we entered into a $5.0 billion senior secured term loan commitment with certain financial institutions. The commitment was reduced to $2.0 billion, concurrent with the issuance of $3.0 billion unsecured debt on January 14, 2021. Up to $2.0 billion of loans under the commitment may be drawn at any time (subject to customary conditions precedent) through June 30, 2021; and
▪On January 14, 2021, we issued Senior Notes in an aggregate amount of $3.0 billion at an average interest rate of approximately 2.58%, setting record low yields for 5-year, 8-year and 10-year tranches in the high yield market.

14

T-Mobile is the 5G leader with the fastest, biggest, and most available 5G network – delivering the fastest 5G download speeds, fastest 5G upload speeds, and a 5G signal more often than anyone else. [(1)]

1 - New independent data from Opensignal, based on customer usage from billions of device measurements

T Mobile

America's

Largest 5G Network

covering 1.6 million square miles

Nearly

4x

Verizon's 5G Coverage

Nearly

2.5x

AT&T's 5G Coverage

Verizon

AT&T

Extended Range	5G	Ultra Capacity
280M POPS		106M POPS
9.1K Cities & Towns		2.4K Cities & Towns
2x FASTER than LTE[(2)]		~300 Mbps[(3)] Peak speeds of 1 Gbps

2 - Compared to current LTE download speeds

3 - Represents average download speeds

Sites

Combined LTE + 5G

- **~108K Macro Cell Sites**
- **~69K Small cell/distributed antenna systems sites**

15

T-Mobile remains highly confident in its ability to deliver the Sprint Merger synergies and achieve the annualized savings from a combination of expense reductions and cost avoidance.

Improvements for Sprint customers
We delivered $1.3 billion of synergies in full-year 2020, exceeding our guidance from last quarter.
▪Approximately $700 million of network synergies with about two thirds coming from avoided new site builds and the remainder from early site decommissioning.
▪More than $600 million of sales, marketing, and administrative synergies primarily from accelerated rationalization of retail stores, marketing consolidation and organizational redesign.

Merger-related costs in Q4 2020 were $686 million compared to $288 million in Q3 2020 and $126 million in Q4 2019.

Merger-related costs include:
▪Integration costs to achieve efficiencies in network, retail, information technology and back office operations;
▪Transaction costs, including legal and professional services related to the completion of the Merger; and
▪Restructuring costs, including severance, store rationalization and network decommissioning.

25%
of Sprint’s postpaid customer traffic has already been moved over to the T-Mobile network
—————————
More than
4M
Sprint customer network migrations completed

Merger-Related Costs
(in millions)
						Sequential Change		Year-over-year Change
	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	$	%	$	%
Cost of services	$—	$—	$40	$79	$527	$448	567%	$527	NM
Cost of equipment sales	—	—	—	—	6	6	NM	6	NM
Selling, general & administrative	126	143	758	209	153	(56)	(27)%	27	21%
Total Merger-related costs	$126	$143	$798	$288	$686	$398	138%	$560	444%

Cash payments for Merger-related costs	$133	$161	$370	$379	$583	$204	54%	$450	338%

NM - Not Meaningful

16

2021 Outlook

Postpaid net customer additions	4.0 to 4.7 million
Net income (1)	N/A
Core Adjusted EBITDA (2)	$22.6 to $23.1 billion
Adjusted EBITDA	$26.5 to $27.0 billion
Lease revenues	$3.8 to $4.0 billion
Capital expenditures (3)	$11.7 to $12.0 billion
Merger-related costs (4)	$2.5 to $3.0 billion
Net cash provided by operating activities	$13.0 to $13.5 billion
Free Cash Flow (5)	$4.9 to $5.4 billion

(1)We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA and Adjusted EBITDA should not be used to predict Net income as the difference between these measures and Net Income is variable.
(2)We will provide guidance for Core Adjusted EBITDA beginning with fiscal year 2021. Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of our operations, excluding the impact of lease revenues from our related device financing programs. Our guidance range is calculated using the midpoint of the guidance range for lease revenues of $3.9 billion.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(4)Merger-related costs are excluded from Core Adjusted EBITDA and Adjusted EBITDA but will impact Net income and cash flows.
(5)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

17

Investor Relations

investor.relations@t-mobile.com
http://investor.t-mobile.com

18
T-Mobile US, Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$10,385	$1,528
Accounts receivable, net of allowance for credit losses of $194 and $61	4,254	1,888
Equipment installment plan receivables, net of allowance for credit losses and imputed discount of $478 and $333	3,577	2,600
Accounts receivable from affiliates	22	20
Inventory	2,527	964
Prepaid expenses	624	333
Other current assets	2,496	1,972
Total current assets	23,885	9,305
Property and equipment, net	41,175	21,984
Operating lease right-of-use assets	28,021	10,933
Financing lease right-of-use assets	3,028	2,715
Goodwill	11,117	1,930
Spectrum licenses	82,828	36,465
Other intangible assets, net	5,298	115
Equipment installment plan receivables due after one year, net of allowance for credit losses and imputed discount of $127 and $66	2,031	1,583
Other assets	2,779	1,891
Total assets	$200,162	$86,921
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$10,196	$6,746
Payables to affiliates	157	187
Short-term debt	4,579	25
Deferred revenue	1,030	631
Short-term operating lease liabilities	3,868	2,287
Short-term financing lease liabilities	1,063	957
Other current liabilities	810	1,673
Total current liabilities	21,703	12,506
Long-term debt	61,830	10,958
Long-term debt to affiliates	4,716	13,986
Tower obligations	3,028	2,236
Deferred tax liabilities	9,966	5,607
Operating lease liabilities	26,719	10,539
Financing lease liabilities	1,444	1,346
Other long-term liabilities	5,412	954
Total long-term liabilities	113,115	45,626
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 2,000,000,000 shares authorized; 1,243,345,584 and 858,418,615 shares issued, 1,241,805,706 and 856,905,400 shares outstanding	—	—
Additional paid-in capital	72,772	38,498
Treasury stock, at cost, 1,539,878 and 1,513,215 shares issued	(11)	(8)
Accumulated other comprehensive loss	(1,581)	(868)
Accumulated deficit	(5,836)	(8,833)
Total stockholders' equity	65,344	28,789
Total liabilities and stockholders' equity	$200,162	$86,921

19
T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions, except share and per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Revenues
Postpaid revenues	$10,251	$10,209	$5,821	$36,306	$22,673
Prepaid revenues	2,354	2,383	2,393	9,421	9,543
Wholesale revenues	927	930	341	2,590	1,279
Roaming and other service revenues	648	617	295	2,078	1,005
Total service revenues	14,180	14,139	8,850	50,395	34,500
Equipment revenues	5,973	4,953	2,875	17,312	9,840
Other revenues	188	180	153	690	658
Total revenues	20,341	19,272	11,878	68,397	44,998
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	3,827	3,314	1,694	11,878	6,622
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	5,825	4,367	3,518	16,388	11,899
Selling, general and administrative	4,758	4,876	3,656	18,926	14,139
Impairment expense	—	—	—	418	—
Depreciation and amortization	4,219	4,150	1,776	14,151	6,616
Total operating expenses	18,629	16,707	10,644	61,761	39,276
Operating income	1,712	2,565	1,234	6,636	5,722
Other income (expense)
Interest expense	(757)	(765)	(182)	(2,483)	(727)
Interest expense to affiliates	(41)	(44)	(98)	(247)	(408)
Interest income	8	3	7	29	24
Other expense, net	(101)	(99)	4	(405)	(8)
Total other expense, net	(891)	(905)	(269)	(3,106)	(1,119)
Income from continuing operations before income taxes	821	1,660	965	3,530	4,603
Income tax expense	(71)	(407)	(214)	(786)	(1,135)
Income from continuing operations	750	1,253	751	2,744	3,468
Income from discontinued operations, net of tax	—	—	—	320	—
Net income	$750	$1,253	$751	$3,064	$3,468

Net income	$750	$1,253	$751	$3,064	$3,468
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges, net of tax effect of $11, $12, $69, ($250), ($187)	34	33	202	(723)	(536)
Unrealized gain on foreign currency translation adjustment, net of tax effect of $0, $1, $0, $1, and $0	—	4	—	4	—
Net unrecognized gain (loss) on pension and other postretirement benefits, net of tax effect of $2, $0, $0, $2 and $0	6	—	—	6	—
Other comprehensive income (loss)	40	37	202	(713)	(536)
Total comprehensive income	$790	$1,290	$953	$2,351	$2,932
Earnings per share
Basic earnings per share:
Continuing operations	$0.60	$1.01	$0.88	$2.40	$4.06
Discontinued operations	—	—	—	0.28	—
Basic	$0.60	$1.01	$0.88	$2.68	$4.06
Diluted earnings per share:
Continuing operations	$0.60	$1.00	$0.87	$2.37	$4.02
Discontinued operations	—	—	—	0.28	—
Diluted	$0.60	$1.00	$0.87	$2.65	$4.02
Weighted average shares outstanding
Basic	1,241,578,615	1,238,450,665	856,294,467	1,144,206,326	854,143,751
Diluted	1,251,566,899	1,249,798,740	864,158,739	1,154,749,428	863,433,511

20
T-Mobile US, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Operating activities
Net income	$750	$1,253	$751	$3,064	$3,468
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,219	4,150	1,776	14,151	6,616
Stock-based compensation expense	136	161	129	694	495
Deferred income tax expense	79	335	242	822	1,091
Bad debt expense	113	143	89	602	307
Losses from sales of receivables	(1)	(18)	39	36	130
Losses on redemption of debt	100	108	—	371	19
Impairment expense	—	—	—	418	—
Changes in operating assets and liabilities
Accounts receivable	(489)	(1,538)	(1,016)	(3,273)	(3,709)
Equipment installment plan receivables	(1,343)	(306)	(537)	(1,453)	(1,015)
Inventories	(609)	(549)	(478)	(2,222)	(617)
Operating lease right-of-use assets	939	1,062	501	3,465	1,896
Other current and long-term assets	(296)	(8)	144	(402)	(144)
Accounts payable and accrued liabilities	507	(964)	356	(2,123)	17
Short and long-term operating lease liabilities	(752)	(1,145)	(539)	(3,699)	(2,131)
Other current and long-term liabilities	(16)	(51)	8	(2,178)	144
Other, net	137	139	72	367	257
Net cash provided by operating activities	3,474	2,772	1,537	8,640	6,824
Investing activities
Purchases of property and equipment, including capitalized interest of ($101), ($108), ($112), ($440) and ($473)	(3,807)	(3,217)	(1,157)	(11,034)	(6,391)
(Purchases) refunds of spectrum licenses and other intangible assets, including deposits	(506)	17	(104)	(1,333)	(967)
Proceeds from sales of tower sites	—	—	38	—	38
Proceeds related to beneficial interests in securitization transactions	809	855	980	3,134	3,876
Net cash related to derivative contracts under collateral exchange arrangements	—	—	(632)	632	(632)
Acquisition of companies, net of cash and restricted cash acquired	—	—	—	(5,000)	(31)
Proceeds from the divestiture of prepaid business	(14)	1,238	—	1,224	—
Other, net	(129)	(25)	(12)	(338)	(18)
Net cash used in investing activities	(3,647)	(1,132)	(887)	(12,715)	(4,125)
Financing activities
Proceeds from issuance of long-term debt	8,643	—	—	35,337	—
Payments of consent fees related to long-term debt	—	—	—	(109)	—
Proceeds from borrowing on revolving credit facility	—	—	—	—	2,340
Repayments of revolving credit facility	—	—	—	—	(2,340)
Repayments of financing lease obligations	(257)	(246)	(248)	(1,021)	(798)
Repayments of short-term debt for purchases of inventory, property and equipment and other financial liabilities	(74)	(231)	(475)	(481)	(775)
Repayments of long-term debt	(4,209)	(5,678)	—	(20,416)	(600)
Issuance of common stock	—	2,550	—	19,840	—
Repurchases of common stock	—	(2,546)	—	(19,536)	—
Proceeds from issuance of short-term debt	—	—	—	18,743	—
Repayments of short-term debt	—	—	—	(18,929)	—
Tax withholdings on share-based awards	(88)	(72)	(48)	(439)	(156)
Cash payments for debt prepayment or debt extinguishment costs	—	(58)	—	(82)	(28)
Other, net	(36)	137	(4)	103	(17)
Net cash provided by (used in) financing activities	3,979	(6,144)	(775)	13,010	(2,374)
Change in cash and cash equivalents, including restricted cash	3,806	(4,504)	(125)	8,935	325
Cash and cash equivalents, including restricted cash
Beginning of period	6,657	11,161	1,653	1,528	1,203
End of period	$10,463	$6,657	$1,528	$10,463	$1,528

21
T-Mobile US, Inc.
Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended			Year Ended December 31,
(in millions)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$844	$940	$216	$2,733	$1,128
Operating lease payments	1,126	1,349	689	4,619	2,783
Income tax payments	100	63	11	218	88
Non-cash investing and financing activities
Non-cash beneficial interest obtained in exchange for securitized receivables	$1,560	$1,535	$1,647	$6,194	$6,509
Non-cash consideration for the acquisition of Sprint	—	—	—	33,533	—
Change in accounts payable and accrued liabilities for purchases of property and equipment	1,144	(216)	(29)	589	(935)
Leased devices transferred from inventory to property and equipment	443	599	394	2,795	1,006
Returned leased devices transferred from property and equipment to inventory	(430)	(433)	(78)	(1,460)	(267)
Short-term debt assumed for financing of property and equipment	—	—	25	38	800
Operating lease right-of-use assets obtained in exchange for lease obligations	1,083	11,833	538	14,129	3,621
Financing lease right-of-use assets obtained in exchange for lease obligations	361	219	98	1,273	1,041

22
T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter								Year Ended December 31,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Customers, end of period
Postpaid phone customers (1)	37,880	38,590	39,344	40,345	40,797	65,105	65,794	66,618	40,345	66,618
Postpaid other customers (1)	5,658	6,056	6,376	6,689	7,014	12,648	13,938	14,732	6,689	14,732
Total postpaid customers	43,538	44,646	45,720	47,034	47,811	77,753	79,732	81,350	47,034	81,350
Prepaid customers (1) (2)	21,206	21,337	20,783	20,860	20,732	20,574	20,630	20,714	20,860	20,714
Total customers	64,744	65,983	66,503	67,894	68,543	98,327	100,362	102,064	67,894	102,064
Adjustment to prepaid customers (2)	—	—	(616)	—	—	—	—	—	(616)	—
(1)Includes customers acquired in connection with the Merger and certain customer base adjustments. See Customer Base Adjustments and Net Customer Additions (Losses) tables.
(2)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

	Quarter								Year Ended December 31,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Net customer additions (losses)
Postpaid phone customers	656	710	754	1,001	452	253	689	824	3,121	2,218
Postpaid other customers	363	398	320	313	325	859	1,290	794	1,394	3,268
Total postpaid customers	1,019	1,108	1,074	1,314	777	1,112	1,979	1,618	4,515	5,486
Prepaid customers (1)	69	131	62	77	(128)	133	56	84	339	145
Total customers	1,088	1,239	1,136	1,391	649	1,245	2,035	1,702	4,854	5,631
Acquired customers, net of base adjustments	—	—	—	—	—	29,228	—	—	—	29,228
(1)On July 18, 2019, we entered into an agreement whereby certain T-Mobile prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce prepaid customers by 616,000.

	Quarter								Year Ended December 31,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Devices sold or leased
Phones	7.4	6.5	7.4	8.3	6.4	8.9	9.2	10.1	29.6	34.6
Mobile broadband and IoT devices	0.6	0.6	0.6	0.8	0.8	1.2	2.2	1.6	2.6	5.8
Total	8.0	7.1	8.0	9.1	7.2	10.1	11.4	11.7	32.2	40.4

Postpaid upgrade rate	4.9%	4.5%	4.7%	5.6%	3.8%	4.5%	4.3%	5.7%	21.0%	18.7%

	Quarter								Year Ended December 31,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Churn
Postpaid phone churn	0.88%	0.78%	0.89%	1.01%	0.86%	0.80%	0.90%	1.03%	0.89%	0.90%
Prepaid churn	3.85%	3.49%	3.98%	3.97%	3.52%	2.81%	2.86%	2.92%	3.82%	3.03%

	Quarter								Year Ended December 31,
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Accounts, end of period
Total postpaid customer accounts (1)	14,234	14,480	14,734	15,047	15,244	25,486	25,623	25,754	15,047	25,754
(1)Includes accounts acquired in connection with the Merger and certain account base adjustments. See Reconciliations to Beginning Customers and Accounts in this Investor Factbook.

23
T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter								Year Ended December 31,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Financial Measures

Service revenues	$8,391	$8,546	$8,713	$8,850	$8,846	$13,230	$14,139	$14,180	$34,500	$50,395
Total revenues	11,080	10,979	11,061	11,878	11,113	17,671	19,272	20,341	44,998	68,397

Net income	$908	$939	$870	$751	$951	$110	$1,253	$750	$3,468	$3,064
Net income margin	10.8%	11.0%	10.0%	8.5%	10.8%	0.8%	8.9%	5.3%	10.1%	6.1%

Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$7,129	$6,746	$13,383	$24,557
Adjusted EBITDA margin	39.1%	40.5%	39.0%	36.6%	41.4%	53.0%	50.4%	47.6%	38.8%	48.7%

Cost of services	$1,546	$1,649	$1,733	$1,694	$1,639	$3,098	$3,314	$3,827	$6,622	$11,878
Merger-related costs	—	—	—	—	—	40	79	527	—	646
Cost of services excluding Merger-related costs	$1,546	$1,649	$1,733	$1,694	$1,639	$3,058	$3,235	$3,300	$6,622	$11,232

Selling, general and administrative	$3,442	$3,543	$3,498	$3,656	$3,688	$5,604	$4,876	$4,758	$14,139	$18,926
Merger-related costs	113	222	159	126	143	758	209	153	620	1,263
COVID-19-related costs (1)	—	—	—	—	117	341	—	—	—	458
Selling, general and administrative excluding Merger-related costs and COVID-19-related costs	$3,329	$3,321	$3,339	$3,530	$3,428	$4,505	$4,667	$4,605	$13,519	$17,205

Total bad debt expense and losses from sales of receivables	$108	$99	$102	$128	$138	$263	$125	$112	$437	$638
Bad debt and losses from sales of receivables as a percentage of Total revenues	0.98%	0.90%	0.92%	1.07%	1.24%	1.49%	0.65%	0.55%	0.97%	0.93%

Cash purchases of property and equipment including capitalized interest	$1,931	$1,789	$1,514	$1,157	$1,753	$2,257	$3,217	$3,807	$6,391	$11,034
Capitalized interest	118	125	118	112	112	119	108	101	473	440

Net cash proceeds from securitization	(18)	95	(3)	(9)	(5)	(99)	5	(130)	65	(229)
(1)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were not significant for Q3 and Q4 2020.

	Quarter								Year Ended December 31,
(in millions, except percentages)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Device Financing - Equipment Installment Plans
Gross EIP financed	$1,742	$1,625	$1,535	$2,235	$1,440	$1,825	$2,356	$4,126	$7,137	$9,747
EIP billings	1,663	1,645	1,688	1,762	1,790	2,217	2,130	2,285	6,758	8,422
EIP receivables, net	4,128	4,050	3,894	4,183	3,773	4,593	4,481	5,608	4,183	5,608
EIP receivables classified as prime	46%	50%	51%	53%	52%	48%	53%	57%	53%	57%
EIP receivables classified as prime (including EIP receivables sold)	52%	52%	52%	53%	53%	50%	54%	57%	53%	57%

Device Financing - Leased Devices
Lease revenues	$161	$143	$142	$153	$165	$1,421	$1,350	$1,245	$599	$4,181
Leased device depreciation	184	125	108	126	163	946	1,000	982	543	3,091
Leased devices transferred from inventory to property and equipment	147	167	298	394	309	1,444	599	443	1,006	2,795
Returned leased devices transferred from property and equipment to inventory	(57)	(67)	(65)	(78)	(59)	(538)	(433)	(430)	(267)	(1,460)
Leased devices included in property and equipment, net	442	418	543	732	819	6,621	5,788	4,819	732	4,819
Leased devices (units) included in property and equipment, net	2.4	2.0	2.0	2.1	2.1	17.0	15.8	14.2	2.1	14.2

24
T-Mobile US, Inc.
Calculation of Operating Measures
(Unaudited)

The following table illustrates the calculation of our operating measures ARPA and ARPU from the related service revenues:

(in millions, except average number of accounts and customers, ARPA and ARPU)	Quarter								Year Ended December 31,
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Calculation of Postpaid ARPA
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$10,209	$10,251	$22,673	$36,306
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	14,108	14,354	14,602	14,881	15,155	25,424	25,582	25,677	14,486	22,959
Postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47	$130.57	$133.03	$133.08	$130.43	$131.78
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887	$9,959	$10,209	$10,251	$22,673	$36,306
Less: Postpaid other revenues	(310)	(326)	(346)	(362)	(310)	(618)	(677)	(762)	(1,344)	(2,367)
Postpaid phone service revenues	5,183	5,287	5,400	5,459	5,577	9,341	9,532	9,489	21,329	33,939
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	37,504	38,226	38,944	39,736	40,585	64,889	65,437	66,084	38,602	59,249
Postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80	$47.99	$48.55	$47.86	$46.04	$47.74
Calculation of Prepaid ARPU
Prepaid service revenues	$2,386	$2,379	$2,385	$2,393	$2,373	$2,311	$2,383	$2,354	$9,543	$9,421
Divided by: Average number of prepaid customers (in thousands) and number of months in period	21,122	21,169	20,837	20,691	20,759	20,380	20,632	20,605	20,955	20,594
Prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11	$37.80	$38.49	$38.08	$37.95	$38.12

25
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA and Adjusted EBITDA should not be used to predict Net income as the difference between these measures and Net income is variable.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results have not been restated and reflect standalone T-Mobile.

Adjusted EBITDA is reconciled to Net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Net income	$908	$939	$870	$751	$951	$110	$1,253	$750	$3,468	$3,064
Adjustments:
Income from discontinued operations, net of tax	—	—	—	—	—	(320)	—	—	—	(320)
Income from continuing operations	908	939	870	751	951	(210)	1,253	750	3,468	2,744
Interest expense	179	182	184	182	185	776	765	757	727	2,483
Interest expense to affiliates	109	101	100	98	99	63	44	41	408	247
Interest income	(8)	(4)	(5)	(7)	(12)	(6)	(3)	(8)	(24)	(29)
Other (income) expense, net	(7)	22	(3)	(4)	10	195	99	101	8	405
Income tax expense	295	301	325	214	306	2	407	71	1,135	786
Operating income	1,476	1,541	1,471	1,234	1,539	820	2,565	1,712	5,722	6,636
Depreciation and amortization	1,600	1,585	1,655	1,776	1,718	4,064	4,150	4,219	6,616	14,151
Operating income from discontinued operations (1)	—	—	—	—	—	432	—	—	—	432
Stock-based compensation (2)	93	111	108	111	123	139	125	129	423	516
Merger-related costs	113	222	159	126	143	798	288	686	620	1,915
COVID-19-related costs (3)	—	—	—	—	117	341	—	—	—	458
Impairment expense	—	—	—	—	—	418	—	—	—	418
Other, net (4)	2	2	3	(5)	25	5	1	—	2	31
Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665	$7,017	$7,129	$6,746	$13,383	$24,557
(1)Following the Prepaid Transaction (as defined below), starting on July 1, 2020, we will provide MVNO services to DISH. We have included the operating income from discontinued operations in our determination of the Adjusted EBITDA to reflect contributions of the Prepaid Business that will be replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable management, analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Sprint merger have been included in Merger-related costs.
(3)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were not significant for Q3 and Q4 2020.
(4)Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

26
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations) to the last twelve months Adjusted EBITDA ratios is calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020
Short-term debt	$250	$300	$475	$25	$—	$3,818	$3,713	$4,579
Short-term debt to affiliates	598	—	—	—	2,000	1,235	—	—
Short-term financing lease liabilities	911	963	1,013	957	918	1,040	1,050	1,063
Long-term debt	10,952	10,954	10,956	10,958	10,959	62,783	58,345	61,830
Long-term debt to affiliates	13,985	13,985	13,986	13,986	11,987	4,706	4,711	4,716
Financing lease liabilities	1,224	1,314	1,440	1,346	1,276	1,416	1,373	1,444
Less: Cash and cash equivalents	(1,439)	(1,105)	(1,653)	(1,528)	(1,112)	(11,076)	(6,571)	(10,385)
Net debt (excluding tower obligations)	$26,481	$26,411	$26,217	$25,744	$26,028	$63,922	$62,621	$63,247
Divided by: Last twelve months Pro Forma Adjusted EBITDA						$26,250	$26,975	$27,543
Net debt (excluding tower obligations) to last twelve months Pro Forma Adjusted EBITDA Ratio						2.4	2.3	2.3
LTM Adjusted EBITDA reflects combined company results of New T-Mobile for Q4 2020, Q3 2020 and Q2 2020 and standalone T-Mobile for prior periods. To illustrate the twelve month results of the combined company as if the Merger had closed on January 1, 2019, we have presented pro forma LTM Adjusted EBITDA ratios. Pro forma LTM Adjusted EBITDA for the LTM period ended December 31, 2020 is calculated as the sum of Q4 2020, Q3 2020 and Q2 2020 actual Adjusted EBITDA of $6.7 billion, $7.1 billion and $7.0 billion, respectively, plus the Pro forma Adjusted EBITDA from Q1 2020 of $6.7 billion. The same method applies to Pro forma LTM Adjusted EBITDA for the LTM periods ended September 30 and June 30, 2020. These metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Additional information regarding pro forma adjustments is provided in Pro Forma Income Statement Metrics within this Investor Factbook.

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2019	2020
Net cash provided by operating activities	$1,392	$2,147	$1,748	$1,537	$1,617	$777	$2,772	$3,474	$6,824	$8,640
Cash purchases of property and equipment	(1,931)	(1,789)	(1,514)	(1,157)	(1,753)	(2,257)	(3,217)	(3,807)	(6,391)	(11,034)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868	602	855	809	3,876	3,134
Proceeds from sales of tower sites	—	—	—	38	—	—	—	—	38	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—	(24)	(58)	—	(28)	(82)
Free Cash Flow	618	1,169	1,134	1,398	732	(902)	352	476	4,319	658
Gross cash paid for the settlement of interest rate swaps	—	—	—	—	—	2,343	—	—	—	2,343
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$618	$1,169	$1,134	$1,398	$732	$1,441	$352	$476	$4,319	$3,001

27
T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our current guidance range for Free Cash Flow is calculated as follows:

	FY 2021
(in millions)	Current Guidance Range
Net cash provided by operating activities	$13,000	$13,500
Cash purchases of property and equipment	(11,700)	(12,000)
Proceeds related to beneficial interests in securitization transactions (1)	3,700	3,900
Cash payments for debt prepayment or debt extinguishment costs	(100)	—
Free Cash Flow	$4,900	$5,400
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

28
T-Mobile US, Inc.
Reconciliations to Beginning Customers and Accounts
(Unaudited)

(in thousands)	Postpaid phone customers	Postpaid other customers	Total postpaid customers	Prepaid customers	Total customers
Reconciliation to beginning customers
T-Mobile customers as reported, end of period March 31, 2020	40,797	7,014	47,811	20,732	68,543
Sprint customers as reported, end of period March 31, 2020	25,916	8,428	34,344	8,256	42,600
Total combined customers, end of period March 31, 2020	66,713	15,442	82,155	28,988	111,143
Adjustments
Reseller reclassification to wholesale customers (1)	(199)	(2,872)	(3,071)	—	(3,071)
EIP reclassification from postpaid to prepaid (2)	(963)	—	(963)	963	—
Divested prepaid customers (3)	—	—	—	(9,207)	(9,207)
Rate plan threshold (4)	(182)	(918)	(1,100)	—	(1,100)
Customers with non-phone devices (5)	(226)	226	—	—	—
Collection policy alignment (6)	(150)	(46)	(196)	—	(196)
Miscellaneous adjustments (7)	(141)	(43)	(184)	(302)	(486)
Total Adjustments	(1,861)	(3,653)	(5,514)	(8,546)	(14,060)
Adjusted beginning customers as of April 1, 2020	64,852	11,789	76,641	20,442	97,083
(1)In connection with the closing of the Merger, we refined our definition of wholesale customers resulting in the reclassification of certain postpaid and prepaid reseller customers to wholesale customers. Starting with the three months ended March 31, 2020, we discontinued reporting wholesale customers to focus on postpaid and prepaid customers and wholesale revenues, which we consider more relevant than the number of wholesale customers given the expansion of M2M and IoT products.
(2)Prepaid customers with a device installment billing plan historically included as Sprint postpaid customers have been reclassified to prepaid customers to align with New T-Mobile policy.
(3)Customers associated with the Sprint wireless prepaid and Boost brands that were divested on July 1, 2020, have been excluded from our reported customers.
(4)Customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported customers.
(5)Customers with postpaid phone rate plans without a phone (e.g., non-phone device) have been reclassified from postpaid phone to postpaid other customers to align with New T-Mobile policy.
(6)Certain Sprint customers subjected to collection activity for an extended period of time have been excluded from our reported customers to align with New T-Mobile policy.
(7)Miscellaneous insignificant adjustments to align with New T-Mobile policy.

(in thousands)	Postpaid Accounts
Reconciliation to beginning accounts
T-Mobile accounts as reported, end of period March 31, 2020	15,244
Sprint accounts, end of period March 31, 2020	11,246
Total combined accounts, end of period March 31, 2020	26,490
Adjustments
Reseller reclassification to wholesale accounts (1)	(1)
EIP reclassification from postpaid to prepaid (2)	(963)
Rate plan threshold (3)	(18)
Collection policy alignment (4)	(76)
Miscellaneous adjustments (5)	(47)
Total Adjustments	(1,105)
Adjusted beginning accounts as of April 1, 2020	25,385
(1)In connection with the closing of the Merger, we refined our definition of wholesale accounts resulting in the reclassification of certain postpaid and prepaid reseller accounts to wholesale accounts.
(2)Prepaid accounts with a customer with a device installment billing plan historically included as Sprint postpaid accounts have been reclassified to prepaid accounts to align with T-Mobile policy.
(3)Accounts with customers who have rate plans with monthly recurring charges which are considered insignificant have been excluded from our reported accounts.
(4)Certain Sprint accounts subjected to collection activity for an extended period of time have been excluded from our reported accounts to align with T-Mobile policy.
(5)Miscellaneous insignificant adjustments to align with T-Mobile policy.

29
T-Mobile US, Inc.
Pro Forma Income Statement Metrics
(Unaudited)

The following tables present certain income statement metrics on a pro forma basis as though the Merger had been completed on January 1, 2019. The unaudited pro forma income statement metrics have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”) which is a different basis than the unaudited pro forma financial information included in Note 2 - Business Combinations in our Annual Report on Form 10-K for the year ended December 31, 2020. The primary difference between the Article 11 pro forma financial information and the ASC 805 pro forma financial information prepared by us is the treatment of certain one-time transaction costs, which are removed from all periods under Article 11 but are recognized as if they had been incurred in their entirety during Q1 2019 under ASC 805. The unaudited pro forma income statement metrics are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. For the purposes of this section, “Combined” means the summation of historically reported standalone GAAP amounts of T-Mobile and Sprint. “Pro forma adjustments” means adjustments to combined metrics to give effect to matters that are directly attributable to the Merger, factually supportable, and expected to have a continuing impact on the results of the combined company. “Pro forma” metrics are those that have been adjusted as required for the presentation of Article 11 pro forma information.

We are re-presenting the pro forma metrics for the three months ended September 30, 2019, December 31, 2019, and March 31, 2020, as previously disclosed in the Q2 2020 Investor Factbook, to support the reconciliation of our last twelve months pro forma Adjusted EBITDA calculations included in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures section of this Investor Factbook.

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Service revenues
Combined service revenues (1)	$13,856	$14,124	$14,065
Pro forma adjustments (2)	(946)	(916)	(868)
Pro forma service revenues	$12,910	$13,208	$13,197
Equipment revenues (including equipment rentals)
Combined equipment revenues (including equipment rentals) (1)	$4,708	$5,539	$4,569
Pro forma adjustments (2)(3)	(734)	(835)	(693)
Pro forma equipment revenues (including equipment rentals)	$3,974	$4,704	$3,876
Other revenues
Combined other revenues (1)	$292	$295	$283
Pro forma adjustments (4)	67	78	52
Pro forma other revenues	$359	$373	$335
Total Revenues
Combined total revenues (1)	$18,856	$19,958	$18,917
Pro forma adjustments	(1,613)	(1,673)	(1,509)
Pro forma total revenues	$17,243	$18,285	$17,408
Cost of services, exclusive of depreciation and amortization
Combined cost of services, exclusive of depreciation and amortization (1)	$3,508	$3,412	$3,288
Pro forma adjustments (5)	(142)	(115)	(88)
Pro forma cost of services, exclusive of depreciation and amortization	$3,366	$3,297	$3,200
Cost of equipment sales, exclusive of depreciation and amortization
Combined cost of equipment sales, exclusive of depreciation and amortization (1)	$4,063	$5,164	$3,947
Pro forma adjustments (2)(3)	(733)	(823)	(679)
Pro forma cost of equipment sales, exclusive of depreciation and amortization	$3,330	$4,341	$3,268
Selling, general and administrative
Combined selling, general and administrative (1)	$5,434	$5,701	$5,709
Pro forma adjustments (2)(3)(4)	(455)	(673)	(429)
Pro forma selling, general and administrative	$4,979	$5,028	$5,280

30
T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Depreciation and amortization
Combined depreciation and amortization (1)	$3,882	$4,332	$4,061
Pro forma adjustments (5)	202	(210)	(47)
Pro forma depreciation and amortization	$4,084	$4,122	$4,014
Operating Expenses
Combined operating expenses (1)	$17,148	$18,658	$17,205
Pro forma adjustments	(1,389)	(1,870)	(1,443)
Pro forma operating expenses	$15,759	$16,788	$15,762
Operating Income
Combined operating income (1)	$1,708	$1,300	$1,712
Pro forma adjustments	(224)	197	(66)
Pro forma operating income	$1,484	$1,497	$1,646
Interest expense
Combined interest expense (1)	$(778)	$(771)	$(775)
Pro forma adjustments (6)	(64)	(69)	(60)
Pro forma interest expense	$(842)	$(840)	$(835)
Interest expense to affiliates
Combined interest expense to affiliates (1)	$(100)	$(98)	$(99)
Pro forma adjustments (6)	91	86	104
Pro forma interest expense to affiliates	$(9)	$(12)	$5
Interest income
Combined interest income (1)	$5	$7	$12
Pro forma adjustments (4)	16	18	14
Pro forma interest income	$21	$25	$26
Other income (expense), net
Combined other income (expense), net (1)	$17	$(2)	$(5)
Pro forma adjustments (4)	(16)	(18)	(14)
Pro forma other income (expense), net	$1	$(20)	$(19)

Pro forma income from continuing operations before tax	$655	$650	$823

Income tax (expense) benefit
Combined income tax (expense) benefit (1)	$(261)	$194	$273
Pro forma adjustments (7)	57	(51)	9
Pro forma income tax (expense) benefit	$(204)	$143	$282
Income from continuing operations, net of tax
Combined income from continuing operations, net of tax (1)	$591	$630	$1,118
Pro forma adjustments	(140)	163	(13)
Pro forma income from continuing operations, net of tax	$451	$793	$1,105
Income from discontinued operations, net of tax
Combined income from discontinued operations, net of tax (1)	$—	$—	$—
Pro forma adjustments (2)	393	355	357
Pro forma income from discontinued operations, net of tax	$393	$355	$357
Net income
Combined net income (1)	$591	$630	$1,118
Pro forma adjustments	253	518	344
Pro forma net income	$844	$1,148	$1,462

31
T-Mobile US, Inc.
Pro Forma Income Statement Metrics (Continued)
(Unaudited)

(1) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts. Please reference the T-Mobile Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, and March 31, 2020, the Sprint Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, and December 31, 2019, the T-Mobile Annual Report on Form 10-K for the year ended December 31, 2019 and the Current Report on Form 8-K containing Sprint financial results for the year ended March 31, 2020, filed on May 18, 2020.
(2) Significant pro forma adjustments include the removal of the activity of the Prepaid Business which is assumed to have been reclassified to discontinued operations as of January 1, 2019.
(3) Significant pro forma adjustments include adjustments to the timing and recognition of certain revenues and costs to align the historical revenue recognition policies of Sprint with the revenue recognition policies of T-Mobile.
(4) Significant pro forma adjustments include the reclassification among line items of historical Sprint activity to align with T-Mobile’s financial statement presentation.
(5) Significant pro forma adjustments include changes to depreciation and amortization from revalued and newly recognized property, equipment, and intangibles in purchase price accounting.
(6) Significant pro forma adjustments include changes to interest expense resulting from new debt issuances and modifications, as well as additional amortization expense associated with the revaluation of debt in purchase price accounting.
(7) Represents the pro forma tax impact of pro forma adjustments, which have been tax-effected at a blended rate of 26%.

Pro forma Net income is reconciled to Pro forma Adjusted EBITDA as follows:

	Three Months Ended
(in millions)	September 30, 2019	December 31, 2019	March 31, 2020
Pro forma net income	$844	$1,148	$1,462
Adjustments:
Pro forma income from discontinued operations, net of tax	(393)	(355)	(357)
Pro forma income from continuing operations, net of tax	451	793	1,105
Pro forma income tax expense (benefit)	204	(143)	(282)
Pro forma other (income) expense, net	(1)	20	19
Pro forma interest income	(21)	(25)	(26)
Pro forma interest expense to affiliates	9	12	(5)
Pro forma interest expense	842	840	835
Pro forma operating income	1,484	1,497	1,646
Pro forma depreciation and amortization	4,084	4,122	4,014
Pro forma operating income from discontinued operations (1)	531	480	482
Stock-based compensation, as adjusted (2)	117	119	124
Merger-related costs, as adjusted (3)	165	117	136
COVID-19-related costs (4)	—	—	174
Other, net (5)	24	(157)	75
Pro forma Adjusted EBITDA	$6,405	$6,178	$6,651
(1) Following the Prepaid Transaction, starting on July 1, 2020, we provide MVNO services to customers of the divested brands. We have included the operating income from discontinued operations in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that were replaced by the MVNO Agreement beginning on July 1, 2020, in order to enable management, analysts and investors to better assess the ongoing operating performance and trends.
(2) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts, adjusted for the fair value of certain Sprint share-based compensation and the acceleration of certain executive compensation related to the Merger.
(3) Represents remaining Merger-related costs other than one-time transaction costs directly attributable to the Merger, which have been adjusted out of the pro forma calculations.
(4) Represents the sum of historically filed T-Mobile and Sprint standalone GAAP reported amounts.
(5) Other, net contains the sum of historical T-Mobile adjustments to EBITDA as well as historical Sprint adjustments that are not otherwise included as a named reconciling item.

32
Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.
1.Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Customers generally are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance.
2.Churn - The number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.
3.Customers per account - The number of postpaid customers as of the end of the period divided by the number of postpaid accounts as of the end of the period. An account may include postpaid phone, mobile broadband, and DIGITS customers.
4.Average Revenue Per Account (ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.
Service revenues - Postpaid, including handset insurance, prepaid, wholesale, and roaming and other service revenues.
5.Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.
Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.
6.Net income margin - Margin % calculated as net income divided by service revenues.
7.Adjusted EBITDA and Core Adjusted EBITDA - Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as Merger-related costs, COVID-19-related costs and Impairment expense. Core Adjusted EBITDA represents Adjusted EBITDA less Lease Revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, Merger-related costs including network decommissioning costs, incremental costs directly attributable to COVID-19 and impairment expense, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).
8.Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.
9.Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds from sales of tower sites and proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.
10.Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents.

33
Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to realize the expected benefits and synergies of the Merger with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected timeframes, in part or at all; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 Pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders; costs of or difficulties in integrating Sprint's network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions; the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align policies and practices; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including the acquisition of Sprint’s prepaid wireless business by DISH (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, DT, Sprint, SoftBank and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the FCC, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations; the acquisition of Sprint’s prepaid wireless business by DISH (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, DT, Sprint, SoftBank and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the FCC, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations; the ongoing commercial and transition services arrangements that we entered into with DISH in connection with such Prepaid Transaction, which we completed on July 1, 2020; the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions; our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; natural disasters, public health crises, including the COVID-19 Pandemic, terrorist attacks or similar incidents; competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry; breaches of our and/or our third-party vendors' networks, information technology and data security, resulting in unauthorized access to customer confidential information; the inability to implement and maintain effective cybersecurity measures over critical business systems; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the impact on our networks and business from major system and network failures; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions or account take over fraud; our inability to retain and hire key personnel; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that we may be unable to renew our spectrum leases on attractive terms or acquire new spectrum licenses or leases at reasonable costs and terms; any disruption or failure of third parties' (including key suppliers') ability to provide products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the U.S. Securities and Exchange Commission, may require, which could result in an impact on earnings; and interests of our significant stockholders that may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

About T-Mobile US, Inc.

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: http://www.t-mobile.com.